Exhibit No 11.5

PROMISSORY NOTE

Dated as of
January 15, 2010

Amount:  $300,000.00

          FOR VALUE RECEIVED, the undersigned Las Vegas Railway Express, Inc., a Delaware corporation ("Maker"), promises to pay to the order of South Lake Capital. ("Lender"), the principal sum of Three Hundred Thousand Dollars ($300,000.00), together with interest on the unpaid principal balance on maturity of the note one hundred eighty (180) days from the execution thereof.

          1.   INTEREST RATE.

          The unpaid principal under this Promissory Note shall bear interest at a rate of ten percent (10%) upon maturity of the note one hundred eighty (180) days from the execution thereof.

          2.   COMPUTATION.

          Interest chargeable hereunder shall be calculated from the date hereof, and pursuant to Section 1, from the Maturity Date, on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal.  All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

          3.   PAYMENTS.

          Except as otherwise set forth herein, the unpaid principal under this Promissory Note plus all accrued but unpaid interest thereon and ten percent (10%) of the principal amount, shall be payable upon the Maturity Date.  If the Maker has not repaid the principal amount together with interest on the Maturity Date pursuant to Section 1, the Maker then agrees to repay the principal amount together with accrued interest hereunder in equal monthly payments of principal and interest over a twelve month period.  The first installment of such payments of principal and interest shall be due on maturity of the note one hundred eighty (180) days from the execution thereof.

          4.   VOLUNTARY PREPAYMENT.

          Maker may, at any time, upon five (5) Business Days prior written notice to Lender, prepay the unpaid principal amount evidenced by this Promissory Note, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment.  If any such prepayment is less than a full repayment, then such prepayment shall be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

1 of 3

Exhibit No 11.5

          5.   LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

          All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's designated address not later than 6:00 p.m., Pacific time, on the day of payment.

          6.   WAIVERS.

          Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

          7.   DEFAULT.

          Maker will be in default if any of the following happens: a) Maker fails to make payments when due, (b) Maker breaks any promise made herein to Lender, or Maker fails to perform at the time and strictly in the manner provided in this Note, (c) any representation or statement made or furnished to Lender by Maker or on Maker's behalf is false or misleading in any material respect, (d) Maker becomes insolvent, a receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws, and (e) any creditor tries to take any of Maker's property on or in which Lender has a lien or security interest.  It is expressly agreed that, upon the occurrence of an event of default, as defined herein, the unpaid principal balance of this promissory note, together with interest accrued hereon, shall be due and payable without presentment, demand, protest, or notice of protest, all of which are hereby expressly waived.

          8.   SECURITY INTERESTS.

          Lender is granted a security interest in a portion of LVRE’s assets specifically those certain loans listed on Schedule A attached hereto.  LVRE shall have full use of any and all proceeds from the loan pool but may not hypothecate said assets without repayment to the lender first.

          9.   ATTORNEYS' FEES.

          In the event it should become necessary to employ counsel to collect this Promissory Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, incurred in connection with the holder's collection efforts, irrespective of whether suit is brought.

          10.  SECTION HEADINGS.

          Headings and numbers have been set forth for convenience only.  Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

2 of 3

Exhibit No 11.5

          11.  AMENDMENTS IN WRITING.

          This Promissory Note may be changed, modified, amended, only in writing.

          12.  CHOICE OF LAW

          This Promissory Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Nevada.

          13.  WAIVER OF TRIAL BY JURY.

          Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to this Promissory Note.

          14.  TRANSFERABILITY.

          The right to principal and interest under this Promissory Note may be transferred only through a book entry system maintained by Maker.  Any other means of transfer, including, without limitation, transfers by endorsement, shall be null and void. Ownership of the obligation must be reflected in a book entry.  A book entry is a record of ownership that identifies the owner of an interest in this Promissory Note.

Made and Executed at
Las Vegas, Nevada	Las Vegas Railway Express, Inc.
a Delaware corporation

By: /s/ Michael A. Barron

Name: Michael A. Barron

Title: CEO

3 of 3